Exhibit 34.4

Report of Independent Registered Public Accounting Firm

To the Board of Directors of FirstEnergy Service Company:

We have examined FirstEnergy Service Company’s compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Company acted as servicer involving phase-in recovery property (the “Platform”), described in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities, as of December 31, 2016 and for the year then ended, excluding (i) the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform and (ii) the servicing activities that are applicable to the Platform but are excluded from the scope of management’s assertion and are not reported herein, as indicated in Exhibit 33.4 of Management’s Assertion on Compliance with SEC Regulation AB Servicing Criteria. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(2)(i) of Regulation AB applicable to the Company during year ended December 31, 2016. As required by Item 1122(d)(2)(i) of Regulation AB, payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt. The Company did not remit Rider PIR billed amounts to the trustee within two days.

In our opinion, except for the material noncompliance described in the preceding paragraph, FirstEnergy Service Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2016 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 31, 2017